EXHIBIT 99.1

Duluth Holdings Announces Appointment of Dave Loretta as Chief Financial Officer

Belleville, WI – July 24, 2017 – Duluth Holdings Inc. (dba, Duluth Trading Company) (“Duluth Trading”) (NASDAQ: DLTH), a lifestyle brand of men’s and women’s casual wear, workwear and accessories, today announced that Dave Loretta has been appointed Senior Vice President and Chief Financial Officer.  Loretta will succeed retiring CFO Mark DeOrio and will assume the role of Chief Financial Officer effective today July 24, 2017.

“We are very pleased to have Dave Loretta join our executive team as Chief Financial Officer,” said Stephanie Pugliese, Chief Executive Officer of Duluth Trading.  “Dave has over two decades of financial experience and leadership in the retail industry, most notably 13 years with Nordstrom, and a proven track record of creating growth and value where he has been part of the leadership team. We look forward to using his public company experience to enhance our corporate and financial strategies and to help communicate our growth story to investors.”

Prior to joining Duluth Trading, Dave Loretta served four years as President and Chief Financial Officer of Nordstrom Bank and led all financial and operating functions for its proprietary card operations.  During his tenure, Loretta was responsible for financial reporting, budgeting, forecasting and long-range strategic planning as well as operational leadership. Previously at Nordstrom, Inc., he served as corporate Vice President and Treasurer overseeing treasury, investor relations and corporate development. Before his 13 years with Nordstrom, Loretta was Director of Planning and Analysis for Restoration Hardware, Inc. where he developed a companywide budgeting, forecasting and reporting process for the retail stores, catalog direct mail and e-commerce. Following his time at Nordstrom, Loretta launched and operated his own company, Pacific Time, LLC, a unique food and beverage business, from 2014 to 2016. Loretta earned an MBA from San Diego State University and a B.A. in Business Economics from the University of California, Riverside.

Loretta commented, “I am very excited to be joining Duluth at this point in its young life as a public company.  Duluth has a unique business model that stands out among other retailers, tremendous brand opportunity and a very talented and dedicated team.  I see great opportunity in continuing to build on its success of bringing innovative products and experiences to customers and creating value for shareholders.”

About Duluth Trading

Duluth Trading is a rapidly growing lifestyle brand for the Modern, Self-Reliant American.  Based in Belleville, Wisconsin, we offer high quality, solution-based casual wear, workwear and accessories for men and women who lead a hands-on lifestyle and who value a job well-done. We provide our customers an engaging and entertaining experience.  Our marketing incorporates humor and storytelling that conveys the uniqueness of our products in a distinctive, fun way, and our products are sold exclusively through our content-rich website, catalogs, and “store like no other” retail locations. We are committed to outstanding customer service backed by our “No Bull Guarantee” - if it’s not right, we’ll fix it. Visit our website at www.duluthtrading.com.

Investor and Media Contacts:

Donni Case (310) 622-8224

Johan Yokay (310) 622-8241

Duluth@finprofiles.com